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                                                                     Exhibit 4.1


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES H CONVERTIBLE PREFERRED STOCK

                                       OF

                            VIE FINANCIAL GROUP, INC.

               VIE FINANCIAL GROUP, INC., a Delaware corporation (the "Corporation"), does hereby certify:

     "That the following resolution was duly adopted by a special committee (the "Special Committee") of the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation authorizing the Corporation to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share, and pursuant to the authority conferred upon the Special Committee by the Board of Directors:

          "Be it resolved, that the issuance of a series of Preferred Stock of Vie Financial Group, Inc. (the "Corporation") is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:"

          Section 1. Designation. The distinctive serial designation of such series is "Series H Convertible Preferred Stock" ("Series H Stock"). Each share of Series H Stock shall be identical in all respects to every other share of Series H Stock, except that dividends on each share of Series H Stock shall accrue from the date of its issuance.

          Section 2. Number of Shares. The number of shares of Series H Stock shall be 100,000. Such number may not be increased or decreased by the Board of Directors or any Committee thereof. Shares of Series H Stock that are purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and shall not assume the status of treasury shares.

          Section 3. Definitions. As used herein with respect to Series H Stock:

          "Accrued Dividends," with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series, from the date on which such shares were issued and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share; provided, however, that in the case of the Series H Stock, the amount of Accrued Dividends is subject to reduction as provided by Section 4(c).

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          "Affiliate" of any entity means any other individual or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such entity. For the purposes of this definition, "control" when used with respect to any entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" means the board of directors of the Corporation as constituted from time to time.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York City are not authorized or obligated by law, regulation or executive order to close.

          A "Change of Control" shall be deemed to have occurred in the event that, after September 30, 2003, either (A) any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of
     Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto) at least 50% of the aggregate Voting Stock; or
     (B) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of the Corporation such that such nominees, when added to any existing director remaining on the Board of Directors of the Corporation after such election who is an Affiliate or Related Person of such Group, shall constitute a majority of the Board of Directors; provided, however, that a Change of Control shall not be deemed to have occurred in the event of the occurrence of (A) above as a result of a reverse stock split of the Common Stock undertaken as part of a "going private" transaction.

          "Junior Stock" means the Common Stock, the Series A Convertible PIK Preferred Stock, the Series B Convertible Preferred Stock (the "Series B Stock"), the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock, the Series E Convertible Preferred Stock, the Series F Convertible Preferred Stock and the Series G Convertible Preferred Stock (the "Series G Stock") and any other class or series of stock of the Corporation hereafter authorized over which Series H Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series H Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

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          "Related Person" of any entity means, without limitation, any other
     Person owning (a) 5% or more of the outstanding common stock of such entity or (b) 5% or more of the Voting Stock of such entity.

          "Series H Per Share Purchase Price" means $100.

          "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          "Voting Stock" of any entity means capital stock of such entity which ordinarily has voting power for the election of directors (or persons performing similar functions) of such entity, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

          Section 4. Dividends.

          (a) Rate. Holders of Series H Stock shall be entitled to receive cumulative cash dividends at an annual rate equal to 8% of the Series H Per Share Purchase Price, compounded annually, calculated based on a 360-day year of twelve 30-day months, payable when, as and if declared by the Board of Directors to holders of record on the respective date, not more than 60 nor less than 10 days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. Dividends on shares of Series H Stock shall be cumulative from the date of issuance thereof. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payments on shares of Series H Stock which may be in arrears.

          (b) Priority of Dividends. So long as any share of Series H Stock remains outstanding, no dividend whatsoever shall be paid or declared and no distribution shall be made on any Junior Stock or Parity Stock, other than a non-cash dividend or a dividend payable solely in Junior Stock, and no shares of Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock), unless all Accrued Dividends on all outstanding shares of Series H Stock have been paid in full or has been set aside for payment. Non-cash dividends (including, without limitation, dividends payable in stock) as may be determined by the Board of Directors may be declared and paid on any Junior Stock or Parity Stock from time to time out of any funds legally available therefore, and the shares of Series H Stock shall be entitled to receive any non-cash dividends as though such shares of Series H Stock had been converted to Common Stock immediately prior to the record date for such dividend. Subject to the foregoing and to Section 6(b) hereof, and not otherwise, such cash

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dividends as may be determined by the Board of Directors may be declared and paid on any Junior Stock or Parity Stock from time to time out of any funds legally available therefor, and the shares of Series H Stock shall not be entitled to participate in any such dividend.

          (c) Adjustment to Dividends in the Event of a Reverse Stock Split. Notwithstanding Sections 4(a) and (b) above, in the event that the Corporation makes the appropriate and valid filings to effect a reverse stock split of the Common Stock within 30 calendar days of September 30, 2003 (the "Closing Date"), the holders of the Series H Stock shall not be entitled to dividends in respect of the Series H Stock for the period from the Closing Date until but not including the date 180 days following the Closing Date, after which period the holders of the Series H Stock shall be entitled to dividends in respect of the Series H Stock as provided for by Sections 4(a) and (b).

          Section 5. Liquidation Rights.

          (a) Liquidation. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation or any Deemed Liquidation Event (as defined below), holders of Series H Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock (in the case of a liquidation, dissolution or winding up of the Corporation) or concurrently with consummation of the transaction constituting a Deemed Liquidation Event, to receive in full an amount per share of outstanding Series H Stock equal to the sum of: (i) five times the Series H Per Share Purchase Price, and (ii) an amount equal to all Accrued Dividends to the date of payment whether or not earned or declared. The foregoing sum shall be referred to as the "Series H liquidation preference". Notwithstanding the foregoing, upon the occurrence of a Deemed Liquidation Event (defined below), other than a Deemed Liquidation Event specified in clause (i) of the definition thereof, on or after the date 1 year after the Closing Date, the holders of Series H Stock may elect to receive the consideration received by the Corporation's stockholders pursuant to such Deemed Liquidation Event in lieu of the Series H liquidation preference.

          The term "Deemed Liquidation Event" shall mean any of the following:
(i) the Corporation's sale, conveyance or other disposition of all or substantially all of its assets, (ii) the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, unless the stockholders of the Corporation immediately prior to the consummation of such transaction hold at least 50% of the voting power of the surviving Corporation in such a transaction, (iii) the consummation by the Corporation of a transaction or series of related transactions, including the issuance or sale of voting securities, if the stockholders of the Corporation immediately prior to such transaction (or, in the case of a series of transactions, the first of such transactions) hold less than 50% of the voting power of the Corporation immediately after the consummation or such transaction (or, in the case of a series of transactions, the last of such transactions); or (iv) a merger or consolidation of any of the Corporation's subsidiaries unless, immediately after the effectiveness thereof, the Corporation or one of its wholly-owned subsidiaries owns all of the outstanding capital stock of the surviving Corporation.

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          (b) Partial Payment. In the event of a liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation are not sufficient to pay the Series H liquidation preference in full to all holders of Series H Stock, the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series H Stock and any Parity Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. In the event of a Deemed Liquidation Event, such Deemed Liquidation Event shall not be consummated unless appropriate provision is made to ensure the payment in full of the Series H liquidation preference concurrently with such consummation.

          (c) Residual Distributions. If the Series H liquidation preference has been paid in full to all holders of Series H Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

          (d) Participating Preferred. If the Corporation does not have available a sufficient number of authorized and unissued shares of Common Stock to permit the conversion of all of the outstanding shares of Series H Stock pursuant to Section 7 in full on or prior to the date (the "Authorization Deadline") five business days following the Corporation's annual meeting of stockholders next following the Closing Date (but in no event later than September 15, 2004), the outstanding Series H Preferred will automatically and irrevocably become participating preferred such that upon a Deemed Liquidation Event the holders of the Series H Stock will receive, in addition to the Series H liquidation preference, the consideration received by the Corporation's stockholders pursuant to such Deemed Liquidation Event as though the outstanding shares of Series H Stock had been converted to Common Stock immediately prior to such distribution. However, in the event that the Corporation makes the appropriate and valid filings to effect a reverse stock split of the Common Stock within 30 calendar days of the Closing Date, the preceding sentence shall be of no effect.

          Section 6. Voting Rights.

          (a) General. So long as any shares of Series H Stock are outstanding, the holders of Series H Stock shall be entitled to a number of votes per share equal to the number of shares of Common Stock into which a share of Series H Stock is convertible and, except as hereinafter provided, shall vote together with the holders of Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.

          (b) Other Voting Rights. So long as any shares of Series H Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least a majority of the votes entitled to be cast by the holders of Series H Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment or change of the rights, preferences or powers of the Series H Stock;

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          (ii) Any action that authorizes any class of stock having preferences equal to or superior to the Series H Stock;

          (iii) Any action that reclassifies any outstanding shares into shares having rights as to dividends or assets senior to or on parity with the Series H Stock;

          (iv) Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation that modifies the rights of the Series H Stock in a manner adverse to the interests of the holders of the Series H Stock;

          (v) Any material change by the Corporation in its line of business from that conducted by it on the date of original issuance of the Series H Stock;

          (vi) Any transaction between the Corporation and any founder, officer or director of the Corporation other than the payment of salary and benefits or the granting of options consistent with the Corporation's practice prior to the date of original issuance of the Series H Stock or other ordinary course business on arms-length terms;

          (vii) Any incurrence by the Corporation of any debt for borrowed money or any issuance by the Corporation of bonds, notes, debentures or similar instruments or the incurrence as guarantor or surety by the Corporation of any liability, contingent or otherwise, on account of any obligation of any other person or entity, in an aggregate principal amount greater than $100,000;

          (viii) Any declaration of a dividend of cash or property on, or the repurchase of any shares of, any class or series of the Corporation's capital stock (other than any such dividend or distribution payable solely in shares of the Corporation's capital stock);

          (ix) Any liquidation or dissolution of the Corporation or any subsidiary of the Corporation, any Deemed Liquidation Event or any transaction that involves or that could reasonably be expected to result in a Change of Control of the Corporation;

          (x) Any issuance by the Corporation of any shares of Series H Stock, except for those issuances contemplated by the Series H Preferred Stock Purchase Agreement, dated September 30, 2003, between the Corporation and the purchasers named therein; or

          (xi) Any prepayment of any existing debt for borrowed money.

          Section 7. Conversion. The shares of Series H Stock shall be subject to conversion rights as follows:

          (a) Right to Convert.

               (i) Mandatory Conversion Upon Election of the Corporation. Each share of Series H Stock shall be convertible, at the option of the Corporation, which option if exercised must be exercised with respect to all shares of Series H Stock, at any time after the

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date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series H Per Share Purchase Price plus Accrued Dividends (whether or not declared) to the date the certificate is surrendered for conversion, by (2) the Series H Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series H
Stock (the "Series H Conversion Price") shall initially be $.005329 per share of Common Stock. Such initial Series H Conversion Price shall be adjusted as hereinafter provided.

               (ii) Optional Conversion Upon Election of Holders of Series H Stock After 1 Year. In the event that the Corporation does not elect to convert the shares of Series H Stock into shares of Common Stock before the date 1 year after the Closing Date, upon such date each share of Series H Stock shall be convertible, at the option of the holder thereof, at any time on or after such date, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series H Per Share Purchase Price plus Accrued Dividends (whether or not declared, but subject to Section 4(c)) to the date the certificate is surrendered for conversion, by (2) the Series H Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The terms upon which such shares of Series H Stock shall be convertible under this Section 7(a)(ii) shall be the same as the terms under which such shares are convertible at the option of the Corporation under Section 7(a)(i).

          (b) Conversion Mechanics.

               (i) Mandatory Conversion Upon Election of the Corporation. If the Corporation elects to convert the shares of Series H Stock to shares of Common Stock, then the Corporation shall send written notice of such election and the outstanding shares of Series H Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Such conversion shall be deemed to have been made immediately prior to the close of business on the date upon which the Corporation sends notice of its election, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon such conversion, the holders of the Series H Stock shall have only the rights of holders of Common Stock.

               (ii) Optional Conversion Upon Election of Holders of Series H Stock After 1 Year. Before any holder of Series H Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series H Stock are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation of its transfer agent that such certificates have been

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lost, stolen or destroyed and executes an agreement satisfactory to the
Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series H Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefore, in Common Stock (at the Common Stock's fair market value determined by the Board, as of the date of such conversion) any declared and unpaid dividends on the shares of Series H Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series H Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon such conversion, the holders of the Series H Stock shall have only the rights of holders of Common Stock.

          (c) Adjustments to Series H Conversion Price for Certain Dilutive Issuances.

               (i) Special Definitions. For purposes of this Section 7(c), the following definitions apply:

                    (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                    (2) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series B Stock, Series G Stock and Series H Stock) or other securities convertible into or exchangeable for Common Stock.

                    (3) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 7(c)(iii), deemed to be issued) by the Corporation after the Closing Date, other than shares of Common Stock issued or issuable:

                         (A) upon conversion of any shares of convertible
preferred stock or convertible notes outstanding on September 30, 2003;

                         (B) to officers, directors or employees of, or
consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                         (C) as a dividend or distribution on the Series B
Stock, Series G Stock and Series H Stock;

                         (D) for which adjustment of the Series H Conversion
Price has already been made pursuant to Section 7(c)(v);

                         (E) to the public by the Corporation pursuant to a
registration statement filed under the Securities Act of 1933, as amended; or

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                         (F) pursuant to the acquisition of another corporation
or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, 50% or more of the voting power of such other corporation or entity, or 50% or more of the equity ownership of such other entity.

               (ii) No adjustment of Conversion Price. Notwithstanding any provision to the contrary, no adjustment in the Series H Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 7(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series H Conversion Price in effect on the date of, and immediately prior, to such issue.

               (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (1) no further adjustments in the Series H Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series H Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series H Conversion Price shall affect Common Stock previously issued upon conversion of the Series H Stock);

                    (3) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series H Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related

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to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; or

                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series H Conversion Price to an amount which exceeds the lower of (a) the Series H Conversion Price on the original adjustment date, or (b) the Series H Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Closing Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7(c)(iii)) without consideration or for a consideration per share less than the Series H Conversion Price in effect on the date of and immediately prior to such issue, then and in such event the Series H Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share received by the Corporation for the Additional Shares of Common Stock so issued or deemed to be issued.

               (v) Determination of Consideration. For purposes of this Section 7(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1) Cash and Property: Such consideration shall:

                         (A) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or Accrued Dividends;

                         (B) insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                         (C) in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(c)(iii), relating to Options and Convertible Securities shall be determined by dividing

                         (A) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the

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minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (B) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          (d) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. If this Corporation, at any time or from time to time after the Closing Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series H Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series H Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7(d) above or a merger or other reorganization constituting a Deemed Liquidation Event), the Series H Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series H Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series H Stock immediately before that change.

          (f) No Impairment. Subject to the right of the Corporation to amend this Certificate or to take any other corporate action upon obtaining the necessary approvals required by this Certificate and applicable law, the Corporation will not, except in accordance with the Delaware General Corporation Law and Section 6(c) hereof, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of

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

securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series H Stock against impairment.

          (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series H Conversion Price pursuant to this
Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series H Stock a certificate executed by the Corporation's Chief Executive Officer, President or a Vice President setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series H Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Series H Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series H Stock.

          (h) Notices of Record Date. If the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series H Stock: (1) at least 20 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in
(iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series H Stock, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. Thereafter, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series H Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series H Stock; and if at any time the number of authorized but

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

unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series H Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

          (j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series H Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series H Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (k) Notices. Any notice required by the provisions of this Section 7 to be given to the holders of shares of Series H Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          Section 8. Other Rights. The shares of Series H Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.

          Section 9. Restatement of Certificate. Upon any restatement of the certificate of incorporation of the Corporation, Sections 1 through 8 of this certificate of designations shall be included in Article FOURTH of the certificate of incorporation under the heading "Series H Convertible Preferred Stock" and this Section 9 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 8 may be changed for convenience of reference or for any other proper purpose."

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

          In witness whereof, Vie Financial Group, Inc. has caused this
certificate to be signed by                     , its                         ,
                            --------------------      ------------------------
this       day of September, 2003.
     -----

                                        Vie Financial Group, Inc.


                                        By
                                           -------------------------------------

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